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                                                                       Form 10-K
                                                             Year Ended 12/31/00
                                                                   Exhibit 10(s)

February 23, 1999

Mr. Michael Winkel
12814 Dubon Lane
St. Louis, MO 63131

Dear Mike:

I am pleased to confirm our offer of employment as Executive Vice President, Strategic Planning. Your start date will be March 1st. The terms set forth below are subject to approval of the Human Resources Committee of our Board of Directors which we will obtain upon your agreement to those terms.

                        BASE AND INCENTIVE COMPENSATION
                        -------------------------------

Your base salary will be paid at the rate of $29,167 per month. This level of pay will provide annualized compensation of $350,000 per year. You will be placed on our Company's Senior Officer Bonus Plan, which provides a bonus at target of 85% of base pay. Your 1999 target bonus will be prorated based upon 1999 base salary paid to you. The plan is a typical EVA type banking plan; it is based primarily on a pre-established year over year improvement target and the results are uncapped but can be negative. A portion of the bonus may also be tied to Corporate EPS, personal objectives and the Company's Strategic Inclusion Plan. The bonus earned for a year is put into a bank. Annually, in February, one-third of the bank is paid to the Executive. There is initial funding of the bank of one times the annual bonus at target to make the payouts nearer to the earned bonus.

                                 EQUITY GRANTS
                                 -------------

We have a Stock Incentive Plan for officers under which participants are selected periodically and awarded the option to purchase stock at the value at the time of the award throughout the option period. The exercise price is the average of the high and low R. R. Donnelley stock price on the grant date. Selection of participants is determined on a discretionary basis by the Human Resources Committee of the Board.

You will be granted 50,000 stock options on your start date.

In the future, you will be considered for additional stock option grants commensurate with your position, responsibilities and individual performance (the current grant range for your position is 18,750-31,250 options). Your next scheduled grant is in March 2000.
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Page 2

                                RETIREMENT PLAN
                                ---------------

We have a fully funded non-contributory Retirement Plan in which you become a member on your first day of employment. The plan has a 5-year cliff-vesting feature, which we will modify as follows:

     (a) If after completion of three years' employment but prior to becoming 100% vested under the Retirement Plan's normal vesting provisions you are separated for reasons other than cause, and such separation is consented to by the company, you will be 100% vested in all benefits accrued in your first three years' employment. You will, however, forfeit any benefits accrued after the first three years' employment.

     (b) If you are separated prior to becoming vested under the Retirement Plan's normal vesting provision for reasons of cause, or if your separation is not consented to by the company, you will not vest in any portion of your retirement benefits, including the benefits accrued in your first three years' employment.

     (c) For purposes of determining your accrued benefits in the first three years' employment, we will use covered compensation (as defined in the Retirement Plan) paid from your first day worked through the day preceding your 4th anniversary of employment, and the Retirement Plan's normal benefit formula.

     (d) If you are separated after satisfying the normal vesting provisions of the Retirement Plan, you will be 100% vested in all accrued benefits. Your benefits, of course, will be paid in accordance with, and subject to provisions of the Retirement Plan. You should be aware that currently the Retirement Plan restricts early benefit commencement for violation of our competitive employment practice. Further, discretionary pension increases are not paid to persons who violate this practice.

Some or all of the benefits described above may be paid through the company's nonqualified retirement plan.

                              SEVERANCE AGREEMENT
                              -------------------

You will receive 12 month's base pay if, within 12 months of your hire date, your employment is terminated by R.R. Donnelley for reasons other than cause.


         FINANCIAL PLANNING, SUPPLEMENTAL LIFE AND DISABILITY INSURANCE
         --------------------------------------------------------------

You will be provided with an $8,000 Financial Planning reimbursement annually as well as supplemental life and disability insurance (which is provided at your option). If you decide to accept the supplemental life or disability insurance, the Company pays the premiums on the policies and the premiums are taxable income to you. You are the owner of these policies and the policies are portable.
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R. R. Donnelley group-provided life insurance is term insurance for two times base salary with a maximum of $240,000. Senior Officer Supplemental Life Insurance is a variable life policy. The supplemental coverage is calculated as follows:

     Base salary ($350,000) X 2          $700,000
     Less:  Group coverage               (240,000)
                                         --------

     Supplemental coverage               $460,000
                                         ========

You will become eligible for R. R. Donnelley's group-provided Long-Term Disability Insurance on the first day following your completion of six months of service. You are eligible for the Senior Officer Supplemental Disability Insurance upon employment.

The life and disability coverages are effective subject to medical underwriting and insurance company discretion. If you elect coverage, you have to fulfill underwriting requirements (physical, etc.).

                              RELOCATION ALLOWANCE
                              --------------------

You will receive the enhanced R. R. Donnelley relocation package, details of which will be sent to you under separate cover. The package includes the following:

     .  Payment of $10,000 to cover miscellaneous expenses
     .  Existing home buy-out
     . Reimbursement of purchase expenses for a new mortgage (points, application fee, etc.)
     .  Reimbursement of moving costs
     .  Temporary living expenses


                      ADDITIONAL TEMPORARY LIVING EXPENSES
                      ------------------------------------

You will be reimbursed for additional temporary living expenses through July 2000. These expenses include apartment rental (up to $3,100/month) and weekly coach class airfare to/from St. Louis. These reimbursements will be grossed up for taxes.

                             OTHER FRINGE BENEFITS
                             ---------------------

Your position entitles you to five weeks vacation. Our vacation year runs from March 1st through February 28th. You will have five weeks vacation to use from your start date through February 28, 2000.

You will be eligible to participate in our Medical, Dental, Group Life Insurance, Optional Life Insurance, Accidental Death and Dismemberment (AD&D), and Dependent Life Insurance and AD&D Plans on the first day of the month after you have worked at Donnelley for one full calendar month.

Eligibility for participation in the other benefit programs occurs after varying periods of service as provided in the individual plans which are summarized in the materials I have included.
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                          CHANGE IN CONTROL AGREEMENT
                          ---------------------------

You will be covered under the Company's Senior Officer Change in Control Agreement.

                                     OTHER
                                     -----

Because we are committed to provide a safe and healthy workplace for all employees, successful completion of a drug screen is required. Therefore, this offer is contingent upon and any employment relationship is probationary pending successful completion of a drug screen. The Company will not be responsible for any expenses or liabilities incurred if you do not pass the drug screen.

Also, you will be required to sign the following documents when you begin your employment. I have included copies of these documents for your review:

     . Company Policies on Use of Customer Information and Taking Customer Property

     . An Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of employees

Finally, we are required by law to document proof that all employees are authorized to work in the United States. Therefore, you need to provide, at the time of your employment, any of the documents listed on the enclosed I-9 form that will prove identity and employment eligibility.

If you have any questions regarding this letter, please give me a call. I am confident that if you decide to accept our offer, you will find a successful and personally rewarding career with Donnelley.

Sincerely,

/s/ Haven E. Cockerham


/nm
Enclosures:
     .  Highlights of Our Benefits Program
     . Company Policies on Use of Customer Information and Taking of Customer Property
     . Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees
     .  I-9



Accepted: /s/ Michael Winkel          Dated: 2/23/99
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May 11, 2000


Mr. Michael W. Winkel
R.R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, IL 60601


Dear Mike:

Under the terms of your employment letter dated February 23, 1999, R. R. Donnelley & Sons Company (the "Company") agreed to provide you with the standard enhanced company relocation package upon your move from the St. Louis to the Chicago area. This letter will serve to supplement the terms of that enhanced relocation package.

The Company understands that you have entered into an agreement for the purchase of a house in Hinsdale and that you expect to close on that purchase in June, 2000. You are purchasing this home solely in order to satisfy the requirements of your position with the Company. Therefore, in addition to the enhanced relocation package being provided to you, the Company agrees as follows:

(i) In the event that there should occur at any time prior to June 30, 2001 a "change in control" as that term is defined in the R. R. Donnelley 2000 Stock Incentive Plan, and should as a result of such change in control (and not for reasons within your control, including performance related reasons) your employment be terminated within twelve months of the effective date of such change in control, the Company shall reimburse you for the brokerage expenses associated with any sale of your Chicago-area home provided such sale occurs on or prior to a date not more than twelve months after termination of your employment, and further provided such brokerage fees are not otherwise reimbursed by any other employer's relocation package.

(ii) In the event that there should occur at any time prior to June 30, 2001 a change in control of the Company and if within twelve months of the effective date of such change in control your job is relocated to a Company location outside the Chicago land area, the Company shall reimburse you for the brokerage expenses on any sale of your Chicago area home even if such expenses would not otherwise be payable under the Company's then-current relocation package.


Sincerely,

/s/ William L. Davis